Exhibit 99.2

Body Central Corp. Announces Changes to Merchandising Team
Company Appoints Senior Merchandising and E-Commerce Executives

Beth Angelo Resigns as Chief Merchandising Officer

Jacksonville, FL - February 25, 2013 - Body Central Corp. (Nasdaq: BODY) today announced the appointment of four new executives to its merchandising and e-commerce groups. The Company has appointed Andrea Jackson as Senior Vice President and General Merchandise Manager, effective February 25, 2013; Patti Simigran as Senior Vice President of e-Commerce & Direct Merchandising, effective January 14, 2013; Debbie Martin as Senior Vice President of Trend and Design, effective March 4, 2013 and Grant Simmons as Vice President of e-Commerce Marketing, effective January 2, 2013.  Separately, the Company today announced that Beth Angelo has resigned from her position as Chief Merchandising Officer and Executive Vice President effective February 22, 2013.

Ms. Jackson joins Body Central with 30 years of merchandising experience, most recently at Sears, where she was a Division Merchandise Manager responsible for juniors’ apparel and women’s dresses and outerwear.  She previously spent several years in the buying and merchandising departments of Wet Seal.  Ms. Jackson has also served in various merchandising roles at Macy’s.  In her new role, Ms. Jackson will be in charge of merchandising for all Body Central stores.

Ms. Simigran joins Body Central most recently from Maurice’s, where she served as Chief Merchandising Officer, leading all aspects of merchandising, design, and sourcing.  Prior to joining Maurice’s, she was Chief Merchandising Officer of Tabi International, a leading Canadian specialty retailer.  Previously, Ms. Simigran served in various merchandising roles at David’s Bridal, Sears Holdings, and Land’s End.  Ms. Simigran will continue the development of Body Central’s product offering in the direct channel.

Ms. Martin joins Body Central most recently from Lane Bryant, where she served as SVP of Design, Trend and Product Development and was responsible for vertical product integration.  Prior to her time with Lane Bryant, she was VP of Product Development at Chico’s, Group VP at Liz Claiborne, and she ran the NY product office for Talbot’s.  She also has past experience with Macy’s.  Her role with Body Central will be to collect fashion trend intelligence from the New York and Los Angeles markets and to provide additional design direction to our merchandising and marketing teams.

Mr. Simmons comes to Body Central from Coldwater Creek, where he held numerous positions in the e-commerce and marketing groups, most recently as Division Vice President of e-Commerce with responsibility for strategizing and executing digital marketing programs.  Prior to joining Coldwater Creek in 2006, Mr. Simmons managed Internet One LLC, an online marketing firm.  In his new role, Mr. Simmons will work to improve the online shopping experience and increase traffic and conversion.

Brian P. Woolf, Body Central’s Chief Executive Officer, stated, “I am very excited to welcome Andrea, Patti, Debbie, and Grant to the Body Central team. We continue to build our organizational structure to effectively execute on our long-term vision for the Company.  These four leaders bring diverse and in-depth retailing knowledge in the areas of merchandising, branding, marketing, and strategic planning to Body Central. Separately, I want to thank Beth for her years of hard work and dedication to Body Central.  She has been instrumental in building Body Central into a business with over $300 million in annual sales and we appreciate her contributions.  I wish her the best in her future endeavors.”

About Body Central

Founded in 1972, Body Central Corp. is a growing, multi-channel, specialty retailer offering on trend, quality apparel and accessories at value prices. As of December 31, 2012 the Company operated 276 specialty apparel stores in 26 states under the Body Central and Body Shop banners, as well as a direct business comprised of a Body Central catalog and an e-commerce website at www.bodyc.com. The Company targets women in their late teens and twenties from diverse cultural backgrounds who seek the latest fashions and a flattering fit. Stores feature an assortment of tops, dresses, bottoms, jewelry, accessories and shoes sold primarily under the Company’s exclusive Body Central® and Lipstick® labels.

CONTACT:

Tom Stoltz

Body Central Corp.

COO and CFO

904-207-6720

tstoltz@bodyc.com